FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 24, 2017	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2017;
DECLARES QUARTERLY DIVIDEND OF $0.10 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, APRIL 25, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the third quarter of fiscal 2017 of $4.0 million, an increase of $632,000, or 19.0%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, and reductions in provision for loan losses and provision for income taxes, partially offset by an increase in noninterest expense. Preliminary net income available to common stockholders was $.53 per fully diluted common share for the third quarter of fiscal 2017, an increase of $.08, or 17.8%, as compared to the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2017:

•
Earnings per common share (diluted) were $.53, an increase of $.08, or 17.8%, as compared to the same quarter a year ago, and down $.03, or 5.4%, as compared to the $.56 earned in the second quarter of fiscal 2017, the linked quarter.

•
Annualized return on average assets was 1.07%, while annualized return on average common equity was 11.9%, as compared to 0.99% and 11.0%, respectively, in the same quarter a year ago, and 1.13% and 12.9%, respectively, in the second quarter of fiscal 2017, the linked quarter.

•
Net loan growth for the third quarter of fiscal 2017 was $16.1 million, and net loans are up $90.5 million for the fiscal year to date, an increase of 8.0%. Deposits were up $60.7 million for the third quarter, and $151.8 million, or 13.5%, for the fiscal year to date. Traditional brokered funding accounted for $11.5 million of third quarter deposit growth and $59.7 million of fiscal year to date deposit growth. Public unit deposits accounted for $19.3 million of third quarter deposit growth and $37.6 million of fiscal year to date deposit growth.

•
Net interest margin for the third quarter of fiscal 2017 was 3.64%, down from the 3.72% reported for the year ago period, and down from 3.70% for the second quarter of fiscal 2017, the linked quarter. Reduced discount accretion on acquired loans contributed to the decrease in margin compared to both the year ago and linked quarter periods.

•
Noninterest income (excluding available-for-sale securities gains) was up 34.3% for the third quarter of fiscal 2017, compared to the year ago period, and up 8.3% from the second quarter of fiscal 2017, the linked quarter. The current period includes non-recurring benefits (described in further detail, below) of $343,000, with no comparable benefits in the year ago or linked quarter periods.

•
Noninterest expense was up 15.8% for the third quarter of fiscal 2017, compared to the year ago period, and up 9.9% from the second quarter of fiscal 2017, the linked quarter. The current quarter's results included charges of $73,000 attributable to the pending acquisition of Tammcorp, Inc. ("Tammcorp"), with no comparable charges in the year ago period, and $100,000 in comparable charges in the linked quarter.

•	Nonperforming assets were $6.5 million, or 0.44% of total assets, at March 31, 2017, as compared to $9.0 million, or 0.60% of total assets, at December 31, 2016.

Dividend Declared:

As the Company noted in a report on Form 8-K filed April 20, 2017, the Board of Directors, on April 18, 2017, declared a quarterly cash dividend on common stock of $0.10, payable May 31, 2017, to stockholders of record at the close of business on May 15, 2017, marking the 92nd consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As the Company noted in a report on Form 8-K filed January 13, 2017, we entered into an Agreement and Plan of Merger on January 11, 2017, with Tammcorp, Inc. ("Tammcorp"), which is the 91% owner of Capaha Bank ("Capaha"). The agreement provides that Tammcorp will merge with and into the Company and Capaha will merge with and into the Bank. Approval for the mergers has been received from the Federal Reserve Bank of St. Louis, and remains pending from the Missouri Division of Finance and the Illinois Department of Financial and Professional Regulation. The Company expects the acquisition to close late in the June 2017 quarter.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 25, 2017, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through May 8, 2017. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10106074. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2017, with total assets of $1.5 billion at March 31, 2017, reflecting an increase of $92.1 million, or 6.6%, as compared to June 30, 2016. Balance sheet growth was funded through deposit growth.

Available-for-sale ("AFS") securities were $134.0 million at March 31, 2017, an increase of $4.8 million, or 3.7%, as compared to June 30, 2016. The increase was attributable primarily to purchases of mortgage-backed securities. Cash equivalents and time deposits were $21.5 million, a decrease of $1.8 million, or 7.6%, as compared to June 30, 2016.

Loans, net of the allowance for loan losses, were $1.2 billion at March 31, 2017, an increase of $90.5 million, or 8.0%, as compared to June 30, 2016. The increase was primarily attributable to growth in commercial real estate and residential real estate loan balances, partially offset by a decline in drawn construction loan balances. The increase in commercial real estate loans was attributable primarily to growth in loans secured by nonresidential properties and agricultural real estate, the increase in residential real estate loans was attributable to multifamily loan originations, and the decline in construction loan balances was primarily attributable to construction loan balances which were retained and moved to permanent financing. Loans anticipated to fund in the next 90 days stood at $43.0 million at March 31, 2017, as compared to $40.9 million at December 31, 2016, and $59.4 million at March 31, 2016.

Nonperforming loans were $3.2 million, or 0.26% of gross loans, at March 31, 2017, as compared to $5.7 million, or 0.50% of gross loans, at June 30, 2016. The decrease was attributable primarily to the restoration to accrual status of several purchased credit-impaired loans which have performed according to terms for a reasonable period and for which collateral analysis indicates the Company can be reasonably assured of collection of all principal and interest due, net of any purchase accounting adjustments. Nonperforming assets were $6.5 million, or 0.44% of total assets, at March 31, 2017, as compared to $9.0 million, or 0.64% of total assets, at June 30, 2016. The decrease in nonperforming assets primarily reflected the decrease in nonperforming loans. Our allowance for loan losses at March 31, 2017, totaled $15.2 million, representing 1.22% of gross loans and 474% of nonperforming loans, as compared to $13.8 million, or 1.20% of gross loans, and 244% of nonperforming loans, at June 30, 2016. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at March 31, 2017, is adequate, based on that measurement.

Total liabilities were $1.4 billion at March 31, 2017, an increase of $84.1 million, or 6.6%, as compared to June 30, 2016.

Deposits were $1.3 billion at March 31, 2017, an increase of $151.8 million, or 13.5%, as compared to June 30, 2016. The increase was primarily attributable to growth in interest-bearing transaction accounts and certificates of deposit. Specifically, the Company's public unit deposits have increased $37.6 million, brokered certificates of deposit increased $49.7 million, and brokered nonmaturity deposits increased $10.0 million since June 30, 2016, excluding brokered deposits originated through reciprocal arrangements (our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits). The average loan-to-deposit ratio for the third quarter of fiscal 2017 was 98.7%, as compared to 96.9% for the same period of the prior fiscal year.

FHLB advances were $51.6 million at March 31, 2017, a decrease of $58.6 million, or 53.2%, as compared to June 30, 2016, as the Company prepaid $16.5 million in term advances during the first quarter of fiscal 2017, and decreased overnight funding, from $69.8 million at June 30, 2016, to $27.9 million at March 31, 2017. The decrease in FHLB advances was attributable to the increase in deposit balances, including brokered funding and public unit deposits, partially offset by loan demand in the first nine months of fiscal 2017. Securities sold under agreements to repurchase totaled $17.9 million at March 31, 2017, a decrease of $9.2 million, or 33.9%, as compared to June 30, 2016. The decrease was attributable to a large public unit customer migrating from this product to a reciprocal brokered deposit arrangement. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $134.0 million at March 31, 2017, an increase of $8.0 million, or 6.4%, as compared to June 30, 2016. The increase was attributable to retention of net income, partially offset by a decrease in accumulated other comprehensive income and payment of dividends on common stock.

Income Statement Summary:

The Company's net interest income for the three-month period ended March 31, 2017, was $12.4 million, an increase of $924,000, or 8.0%, as compared to the same period of the prior fiscal year. The increase was attributable to a 10.4% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.64% in the current three-month period, as compared to 3.72% in the three-month period ended March 31, 2016.

Accretion of fair value discount on acquired loans and amortization of fair value premiums on assumed time deposits related to the Company's acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks in August 2014 (the "Peoples Acquisition"), decreased to $216,000 for the three-month period ended March 31, 2017, as compared to $322,000 for the same period of the prior fiscal year. This component of net interest income contributed six basis points to net interest margin in the three-month period ended March 31, 2017, as compared to a contribution of ten basis points for the same period of the prior fiscal year. For the linked quarter, ended December 31, 2016, discount accretion on loans and premium amortization on time deposits related to the Peoples Acquisition amounted to $267,000, contributing eight basis points to net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay.

The provision for loan losses for the three-month period ended March 31, 2017, was $376,000, as compared to $563,000 in the same period of the prior fiscal year. Decreased provisioning was attributed to the reduction in nonperforming loans. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.12% (annualized), while the Company recorded net charge offs during the period of 0.06% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of 0.21% (annualized), while the Company recorded net charge offs of 0.02% (annualized).

The Company's noninterest income for the three-month period ended March 31, 2017, was $2.9 million, an increase of $747,000, or 34.3%, as compared to the same period of the prior fiscal year. The increase was attributable in part to a nonrecurring benefit in the current period of $302,000 related to bank-owned life insurance and $41,000 due to the Company's sale of a partnership interest in state low-income housing tax credits, as well as increases resulting from loan fees, deposit account service charges, bank card interchange income, and recurring increases in the cash value of bank-owned life insurance. The bank-owned life insurance benefit was not subject to income tax.

Noninterest expense for the three-month period ended March 31, 2017, was $9.6 million, an increase of $1.3 million, or 15.8%, as compared to the same period of the prior fiscal year. The increase was attributable to higher compensation expenses, occupancy expenses, advertising, and legal expenses. Higher compensation expense was attributable to calendar year 2017 wage and salary increases, addition of key personnel, and the filling of several vacancies. Included in noninterest expenses were charges totaling $73,000 related to the pending Tammcorp acquisition. The efficiency ratio for the three-month period ended March 31, 2017, was 62.3%, as compared to 60.3% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended March 31, 2017, was $1.5 million, a decrease of $81,000, or 5.2%, as compared to the same period of the prior fiscal year, attributable primarily to a decrease in the effective tax rate, to 27.0% from 31.7%, mostly offset by an increase in pre-tax income. The lower effective tax rate was attributed primarily to formation by the Company's bank subsidiary of a Real Estate Investment Trust ("REIT") to hold certain qualified assets in order to minimize state tax liability, combined with the inclusion in the current period's results of the tax advantaged bank-owned life insurance benefit.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	March 31	December 31,	September 30,	June 30,	March 31,
(dollars in thousands, except per share data)	2017	2016	2016	2016	2016

Cash equivalents and time deposits	$21,508	$30,865	$21,978	$23,277	$18,517
Available for sale securities	134,048	132,116	124,249	129,224	128,735
FHLB/FRB membership stock	6,220	8,256	9,121	8,352	5,886
Loans receivable, gross	1,241,120	1,224,828	1,218,228	1,149,244	1,108,452
Allowance for loan losses	15,190	14,992	14,456	13,791	13,693
Loans receivable, net	1,225,930	1,209,836	1,203,772	1,135,453	1,094,759
Bank-owned life insurance	30,147	30,491	30,282	30,071	19,897
Intangible assets	7,287	7,478	7,657	7,851	8,027
Premises and equipment	46,624	46,371	46,615	46,943	46,670
Other assets	24,220	26,936	26,138	22,739	21,981
Total assets	$1,495,984	$1,492,349	$1,469,812	$1,403,910	$1,344,472

Interest-bearing deposits	$1,133,405	$1,075,792	$1,032,810	$988,696	$997,110
Noninterest-bearing deposits	139,095	136,024	134,540	131,997	125,033
Securities sold under agreements to repurchase	17,900	22,542	25,450	27,085	31,575
FHLB advances	51,619	107,502	129,184	110,216	48,647
Other liabilities	5,156	5,336	4,156	5,197	5,131
Subordinated debt	14,824	14,800	14,776	14,753	14,729
Total liabilities	1,361,999	1,361,996	1,340,916	1,277,944	1,222,225

Preferred stock	-	-	-	-	-
Common stockholders' equity	133,985	130,353	128,896	125,966	122,247
Total stockholders' equity	133,985	130,353	128,896	125,966	122,247

Total liabilities and stockholders' equity	$1,495,984	$1,492,349	$1,469,812	$1,403,910	$1,344,472

Equity to assets ratio	8.96%	8.73%	8.77%	8.97%	9.09%
Common shares outstanding	7,450,041	7,450,041	7,436,866	7,437,616	7,437,616
Less: Restricted common shares not vested	33,175	33,175	36,000	36,800	52,750
Common shares for book value determination	7,416,866	7,416,866	7,400,866	7,400,816	7,384,866

Book value per common share	$18.06	$17.58	$17.42	$17.02	$16.55
Closing market price	35.52	35.38	24.90	23.53	24.02

Nonperforming asset data as of:	March 31	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2017	2016	2016	2016	2016

Nonaccrual loans	$3,069	$5,572	$4,969	$5,624	$4,890
Accruing loans 90 days or more past due	134	85	54	36	70
Total nonperforming loans	3,203	5,657	5,023	5,660	4,960
Other real estate owned (OREO)	3,296	3,310	3,182	3,305	3,244
Personal property repossessed	37	39	45	61	90
Total nonperforming assets	$6,536	$9,006	$8,250	$9,026	$8,294

Total nonperforming assets to total assets	0.44%	0.60%	0.56%	0.64%	0.62%
Total nonperforming loans to gross loans	0.26%	0.47%	0.42%	0.50%	0.45%
Allowance for loan losses to nonperforming loans	474.24%	265.02%	287.80%	243.66%	276.07%
Allowance for loan losses to gross loans	1.22%	1.22%	1.19%	1.20%	1.24%

Performing troubled debt restructurings (1)	$8,649	$7,673	$7,853	$6,078	$5,871

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	March 31	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2017	2016	2016	2016	2016

Interest-bearing cash equivalents	$1,896	$1,599	$7,730	$8,883	$14,475
Available for sale securities and membership stock	141,223	139,183	135,188	134,823	132,913
Loans receivable, gross	1,221,642	1,216,607	1,178,067	1,126,630	1,088,833
Total interest-earning assets	1,364,761	1,357,389	1,320,985	1,270,336	1,236,221
Other assets	119,436	123,287	115,277	109,506	100,507
Total assets	$1,484,197	$1,480,676	$1,436,262	$1,379,842	$1,336,728

Interest-bearing deposits	$1,099,319	$1,043,542	$994,518	$996,760	$995,555
Securities sold under agreements to repurchase	24,053	24,323	26,723	29,305	29,496
FHLB advances	71,405	124,834	132,107	80,155	41,987
Subordinated debt	14,812	14,788	14,765	14,741	14,717
Total interest-bearing liabilities	1,209,589	1,207,487	1,168,113	1,120,961	1,081,755
Noninterest-bearing deposits	138,667	137,468	133,601	127,687	128,284
Other noninterest-bearing liabilities	3,479	5,874	7,082	7,091	5,765
Total liabilities	1,351,735	1,350,829	1,308,796	1,255,739	1,215,804

Preferred stock	-	-	-	-	-
Common stockholders' equity	132,462	129,847	127,466	124,103	120,924
Total stockholders' equity	132,462	129,847	127,466	124,103	120,924

Total liabilities and stockholders' equity	$1,484,197	$1,480,676	$1,436,262	$1,379,842	$1,336,728

	For the three-month period ended
Quarterly Summary Income Statement Data:	March 31	December 31,	September 30,	June 30,	March 31,
(dollars in thousands, except per share data)	2017	2016	2016	2016	2016

Interest income:
Cash equivalents	$13	$4	$4	$7	$12
Available for sale securities and membership stock	875	848	851	849	853
Loans receivable	14,067	14,229	14,250	13,405	12,984
Total interest income	14,955	15,081	15,105	14,261	13,849
Interest expense:
Deposits	2,111	2,043	1,932	1,903	1,872
Securities sold under agreements to repurchase	25	25	27	30	32
FHLB advances	224	282	418	341	293
Subordinated debt	163	160	152	149	144
Total interest expense	2,523	2,510	2,529	2,423	2,341
Net interest income	12,432	12,571	12,576	11,838	11,508
Provision for loan losses	376	656	925	817	563
Securities gains	-	-	-	5	-
Other noninterest income	2,925	2,702	2,575	2,582	2,178
Noninterest expense	9,564	8,706	9,159	8,273	8,257
Income taxes	1,463	1,735	1,358	1,653	1,544
Net income	3,954	4,176	3,709	3,682	3,322
Less: effective dividend on preferred shares	-	-	-	-	-
Net income available to common stockholders	$3,954	$4,176	$3,709	$3,682	$3,322

Basic earnings per common share	$0.53	$0.56	$0.50	$0.50	$0.45
Diluted earnings per common share	0.53	0.56	0.50	0.49	0.45
Dividends per common share	0.10	0.10	0.10	0.09	0.09
Average common shares outstanding:
Basic	7,450,000	7,441,000	7,437,000	7,438,000	7,435,000
Diluted	7,479,000	7,467,000	7,466,000	7,468,000	7,464,000

Return on average assets	1.07%	1.13%	1.03%	1.07%	0.99%
Return on average common stockholders' equity	11.9%	12.9%	11.6%	11.9%	11.0%

Net interest margin	3.64%	3.70%	3.81%	3.73%	3.72%
Net interest spread	3.55%	3.61%	3.70%	3.63%	3.61%

Efficiency ratio	62.3%	57.0%	60.5%	57.4%	60.3%